Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for Its First Quarter Ended December 31, 2015

MCLEAN, Va., Feb. 08, 2016 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2015.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2015	September 30, 2015	Change	% Change

Total investment income	$10,060	$10,174	$(114)	(1.1)%
Total expenses, net of credits	(5,301)	(4,694)	(607)	(12.9)
Net investment income	4,759	5,480	(721)	(13.2)
Net investment income per common share	0.21	0.26	(0.05)	(19.2)
Cash distribution per common share	0.21	0.21	—	—
Net realized gain (loss) on investments	15,380	(19,661)	35,041	NM
Net unrealized (depreciation) appreciation of investments	(28,843)	9,485	(38,328)	NM
Net decrease in net assets resulting from operations	(8,704)	(4,696)	(4,008)	(85.3)
Weighted average yield on interest-bearing investments	11.3%	11.3%	—	—
Total invested	$5,087	$40,333	$(35,246)	(87.4)
Total repayments and net proceeds	61,207	11,837	49,370	417.1

As of:	December 31, 2015	September 30, 2015	Change	% Change
Total investments, at fair value	$299,691	$365,891	$(66,200)	(18.1)%
Fair value, as a percent of cost	80.4%	89.2%	(8.8)%	(9.9)
Net asset value per common share	$8.38	$9.06	$(0.68)	(7.5)

NM – Not meaningful

First Fiscal Quarter 2016 Highlights:

  Portfolio Activity: Received $61.2 million in repayments and net proceeds from existing portfolio companies, including $11.4 million from the exit of two syndicated investments, $1.5 million from the exit of a non-accrual investment and $32.5 million from the payoff or exit of two proprietary investments, including a realized after tax gain of $17 million on an equity investment.
  Common Stock Offering: Completed a public offering of 2.3 million shares of our common stock generating gross proceeds of $19.7 million and net proceeds, after underwriting discounts and offering costs, of $18.4 million.
  Recurring Distributions: Paid monthly distributions for each of October, November and December 2015 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock).

First Quarter 2016 Results: Total investment income decreased by 1.1% quarter over quarter as the average interest bearing investment portfolio declined due to the significant repayments and exits during the quarter.  However, net interest income increased 2.4% compared to the prior quarter as interest and financing expenses decreased 12.7% due to the reduction in borrowings generated by the common stock issuance proceeds and the sale of an equity investment.  Total non-interest expenses increased $0.9 million, quarter over quarter, primarily due to the $0.8 million decrease in base management and incentive fees credits, when compared to the quarter ended September 30, 2015.  Net Investment Income for the quarter ended December 31, 2015 was $4.8 million, or $0.21 per share, compared to $5.5 million, or $0.26 per share for the quarter ended September 30, 2015.

Net Decrease in Net Assets Resulting from Operations for the quarter ended December 31 was $8.7 million, or $0.38 per share, compared to $4.7 million, or $0.22 per share, for the quarter ended September 30, 2015.  The quarter over quarter decrease was driven primarily by the increase in the net depreciation on investments recorded and, to a lesser extent, the increase in total expenses discussed above.

Subsequent Events:  Subsequent to December 31, 2015, the following significant events occurred:

  Portfolio Activity: In January 2016, we invested $8.5 million in a senior secured term loan to LCR Contractors, Inc. a Dallas, Texas based spray fireproofing and spray applied thermal insulation subcontractor.
  Share Repurchase Plan: In January 2016, our board of directors authorized a share repurchase program for up to an aggregate of $7.5 million of the Company’s common stock.  The timing, prices, and size of any repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations.  The repurchase program does not obligate the Company to acquire any particular amount of stock.
  Distributions Declared:  In January 2016, our Board of Directors declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
January 22	February 2	$0.07	$0.140625
February 18	February 29	0.07	0.140625
March 21	March 31	0.07	0.140625
Total for the Quarter		$0.21	$0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, February 9, 2016, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 9, 2016.  To hear the replay, please dial (855) 859-2056 and use conference number 61321290.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through April 9, 2016.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to small and medium sized businesses in the United States.  Including distributions through today, the Company has paid 156 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2015, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893